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                                  Exhibit 99.1

                              [REGISTER.COM LOGO]



              OFFER BY REGISTER.COM GROUP FOR VIRTUAL INTERNET PLC
                     DECLARED UNCONDITIONAL IN ALL RESPECTS

New York -- February 22, 2002 -- Register.com, Inc. (Nasdaq:RCOM), a leading provider of global domain name registration and Internet services, today announced that the recommended cash offer by Register.com (UK), a wholly-owned Register.com subsidiary, for Virtual Internet plc was today declared unconditional, and therefore binding, in all respects. Since first making the offer on February 1, 2002, Register.com (UK) has received valid acceptances or has acquired or contracted to acquire or received irrevocable undertakings in respect of a total of 23,531,530 Virtual Internet Shares (representing approximately 93.70 per cent of the existing issued share capital of Virtual Internet). Under the U.K. City Code on Takeovers and Mergers the consideration in respect of shares assented to the offer will be settled within 14 days time.

Register.com, Inc.

Register.com, Inc. (www.register.com) is a leading provider of global domain name registration and Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. Having registered over three million domain names since going live in 1999, Register.com has built a brand based on quality domain name management services for small and medium sized businesses, large corporations, as well as ISPs, telcos and other online businesses.

Register.com was named among the Top 100 Web Sites by PC Magazine in October, 2001. The company was founded in 1994 and is based in New York.

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Virtual Internet. The Offer is not being made, directly or indirectly, in, into or from, or by use of the mails, or by any means or instrumentality of interstate or foreign commerce, or any facility of a national securities exchange in the United States, Canada, Australia or Japan and the offer is not capable of being accepted by such means, instrumentality or facility from within the United States, Canada, Australia or Japan.



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Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, uncertainty of future revenue and profitability, increasing competition across all segments of the domain name registration business, uncertainty regarding the introduction of new top level domains, customer acceptance of new products and services offered by the company in addition to or as enhancements of its registration services, uncertainty of regulation related to the domain registration business and the Internet generally, the rate of growth of the Internet and online commerce, and other factors detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the period ended September 30, 2001.

Register.com Contacts:
Investor Relations
Stephanie Marks
1 + 212-798-9169
smarks@register.com

Public Relations
Lisette Zarnowski
1 + 212-798-9165
lzarnowski@register.com